EXHIBIT NO. 99.1 - PRESS RELEASE

For Immediate Release

          Gales Industries Announces Changes to Its Board of Directors

BAY SHORE, NY -- March 20, 2007 -- Gales Industries Incorporated (OTCBB: GLDS) today announced two changes to its Board of Directors. Michael A. Gales, the Company's Founder and Executive Chairman, has left the Company to redirect his efforts toward civic and philanthropic pursuits. James A. Brown, a Board member since inception, has been appointed to serve as Chairman of the Board.

Commenting on these developments, Mr. Brown said, "On behalf of the Company and its Board of Directors, I would like to express our appreciation for Mr. Gales' tireless efforts while serving as Executive Chairman of the Company. His vision as the founder of Gales Industries has become a reality, and we intend to continue executing on our business plan as we become a more dominant force in the middle market aerospace/defense industry. We wish him well in his new pursuits."

Mr. Brown continued, "The team that we have assembled has positioned the Company well. Management, led by Peter Rettaliata, Louis Giusto and Dario Peragallo, has grown our initial platform company, Air Industries Machining Corp., while putting in place the necessary infrastructure to enable Gales Industries, moving forward, to efficiently execute our consolidation strategy. We believe that our corporate achievements over the last 60 days serve as a harbinger of the future
- a future that will ultimately lead to the creation of significant shareholder wealth. I am energized by the progress that we have made and the people with whom I will now work on a daily basis, and I welcome the opportunity to make a greater contribution going forward."

Mr. Brown, age 54, brings 25 years of leadership experience to the Company. He served as Chairman and Chief Executive Officer of Ashlin Development Corporation prior to its merger with Gales Industries in November 2005. Previously, Mr. Brown specialized in public and private equity transactions in which he financed and participated with executive management in the development and growth of undervalued businesses that, in aggregate, delivered substantial profits for stakeholders. Mr. Brown has acted as a work-out specialist, serving in both operational and advisory capacities at the behest of creditors, management, and investors. Mr. Brown has served as a Director for eight companies and has advised more than thirty on capital markets issues, financial and operational performance, as well as business process management.

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ABOUT GALES INDUSTRIES INCORPORATED

Gales Industries Incorporated (OTCBB: GLDS) is a holding company established to engage in the consolidation of manufacturers, engineering integrators and related service providers to the aerospace/defense and commercial aviation industries. The Company is focused on flight safety and other critical componentry. The Company's first acquisition was of Air Industries Machining Corp., a leading aerospace/defense manufacturer and engineering integrator based in Bay Shore, Long Island, NY. Consolidation opportunities include companies operating within highly synergistic disciplines of manufacturing, technical services and strategic products distribution. The Company's strategy and attendant tactical plan is to execute its consolidation principally amongst Tier III, IV and V aerospace/defense subcontractors. Gales offers a tailored exit strategy or management continuity strategy in exchange for qualified acquisitions, and targets technically superior middle market organizations with revenues of up to $100 million annually. Information on the Company and its products may be found online at www.airindmc.com.

                                      # # #

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, firm backlog, projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates, projections and forecasts made by management with respect to the Company's critical accounting policies, firm backlog, projected backlog, regulatory delays, government funding and budgets, matters pertaining to potential and pending acquisitions subject to and after closings, and other factors, including results of financial audits and general economic conditions, not within the Company's control. Certain of the Company's forward looking statements, with the projected backlog in particular, are formulated based on management's extensive industry experience and understanding and assessment of industry trends, customer requirements, and related government spending. Projected backlog may be subject to variability and may increase or decrease at any time based on a variety of factors, including but not limited to modifications of previously released orders, acceleration of orders under general purchase agreements, etc. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Jordan M. Darrow
Darrow Associates, Inc.
631-367-1866
jdarrow@darrowir.com